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                                                                     Exhibit 2.1

                        SENTRY PARK WEST OFFICE CAMPUS
                            BLUE BELL, PENNSYLVANIA

                          REAL ESTATE SALE AGREEMENT
                          --------------------------


     THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made as of the 25th day of March, 1996, by and between SENTRY WEST JOINT VENTURE, an Illinois joint venture partnership ("Seller"), with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 and BGK PROPERTIES, INC., a Delaware corporation ("Purchaser"), with an office at 330 Garfield Street, Suite 200, Santa Fe, New Mexico 87501.

                                   RECITALS

     A. Seller is the owner of a certain parcel of real estate (the "Real Property") commonly known as 1777 Sentry Parkway West in the City of Blue Bell, County of Montgomery, Commonwealth of Pennsylvania, which parcel is more particularly described in attached Exhibit A, and upon which is located a five
(5) building office development commonly known as "Sentry Park West".

     B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the "Property" (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

     THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

     1.  PURCHASE AND SALE

     Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (i) all buildings and improvements owned by Seller and any and all of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto; (ii) Seller's right, title and interest in and to the leases (the "Leases") affecting the Property or any part thereof; (iii) the interest of Seller in all security deposits held by Seller that have been paid by tenants under the Leases and not applied by Seller in accordance with the terms of the Leases and/or applicable law, if any (the "Security Deposits); (iv) all accrued but unpaid interest on the Security Deposits owed by Seller pursuant to applicable law and/or a particular Lease, if any ("Security Deposit Interest"); (v) all of the furniture, furnishings, fixtures, equipment, maintenance vehicles, tools and other tangible personalty owned by Seller, located on the Property and used in connection therewith that are listed on Exhibit C attached hereto (the "Personal Property"); (vi) all right, title and interest of Seller under those "Service Contracts" (as defined in Section 10(A)(ii) below) that Purchaser elects to assume and/or is required to assume in accordance with Section 11(M) below; (vii) if and to the extent transferable, all
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licenses and permits issued by governmental authorities relating to the use, maintenance, occupancy or operation of the Property; all to the extent applicable to the period from and after the "Closing" (as such term is hereinafter defined) (items (i) through (vii) above, together with the Real Property, are collectively referred to in this Agreement as the "Property"). All of the foregoing expressly excludes all property owned by tenants or other users or occupants of the Property except to the extent that any Security Deposits and/or Security Deposit Interest are deemed to be "owned" by a tenant under applicable law.

     2.  PURCHASE PRICE

     The purchase price to be paid by Purchaser to Seller for the Property is Twelve Million Dollars ($12,000,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

         A.  Earnest Money.

             (i) Upon execution of this Agreement by Purchaser and Seller, Purchaser shall deliver to Partners Title Company of Houston, Texas ("Escrowee") initial earnest money (the "Initial Earnest Money") in the sum of One Hundred Thousand Dollars ($100,000.00) and Purchaser, Seller and Escrowee shall execute a joint order escrow agreement in the form of Exhibit F attached hereto. If Purchaser does not terminate this Agreement pursuant to and in accordance with Section 8(A) below, Purchaser shall, on or before the expiration of the "Review Period" (as defined in Section 8(A) below), deposit with the Escrowee additional earnest money (the "Additional Earnest Money") in the sum of One Hundred Thousand Dollars ($100,000.00). The Initial Earnest Money and, if deposited or required to be deposited with the Escrowee, the Additional Earnest Money, together with any interest earned thereon net of investment costs, are referred to in this Agreement as the "Earnest Money". The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number.

             (ii) If the transaction closes in accordance with the terms of this
                  Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be delivered by Escrowee to Seller as liquidated and agreed upon damages in accordance with Section 7(B) below. If the transaction fails to close due to a default on the part of Seller, the Earnest Money shall be delivered by Escrowee to Purchaser, and Purchaser shall have the remedy provided for in Section 7(A) below.

         B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds, an amount equal to the Purchase Price, minus the sum of the

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Earnest Money which Seller receives at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4(C) below.

     3.   EVIDENCE OF TITLE

          A.   Title Commitment.

               Purchaser shall, within ten (10) days after the date of this Agreement, obtain and cause to be delivered to Seller a current (that is, effective within thirty (30) days prior to the date of this Agreement) commitment for an ALTA Owner's Title Insurance Policy (the "Title Commitment"), in the amount of the Purchase Price, issued by Partners Title Company of Houston, Texas (as agent for Chicago Title Insurance Company) (the "Title Insurer"). At Closing, the conveyance of the Property to Purchaser shall be made subject only to those exceptions to title which are more fully described on attached Exhibit B and exceptions to title which become Permitted Exceptions pursuant to this Section 3 (collectively, the "Permitted Exceptions"), and Purchaser shall be responsible at Closing for obtaining a later-dated title commitment from the Title Insurer in the amount of the Purchase Price reflecting the conveyance of the Property to Purchaser.

          B.   Survey.

          Seller shall, within thirty (30) days after the date of this Agreement, deliver to Purchaser a survey (the "Survey") of the Real Property prepared by a surveyor licensed in the Commonwealth of Pennsylvania in accordance with the Minimum Standard Requirements for Land Title Surveys (as jointly established and adopted in 1992 by the American Land Title Association and American Congress on Surveying and Mapping) for an "Urban ALTA/ACSM Land Title Survey" (as defined therein).

          C.   Review of Title Commitment and Survey.

               If the Title Commitment or Survey disclose exceptions to title other than those Permitted Exceptions which are noted on attached Exhibit B, then Purchaser shall have until 5:00 p.m. (Chicago, Illinois time) on the tenth
(10th) day after its receipt of the last of the Title Commitment and the Survey within which to notify Seller of any such exceptions to title to which Purchaser objects. If any additional exceptions to title arise between the date of the Title Commitment, the Survey and the Closing, Purchaser shall have five (5) days after its receipt of notice of same within which to notify Seller of any such exceptions to title to which Purchaser objects. Any such exceptions to title not objected to by Purchaser as aforesaid shall become Permitted Exceptions. If Purchaser objects to any such exceptions to title, Seller shall have until Closing (but in any event at least fifteen [15] days after it receives notice of Purchaser's objection(s)) to remove such exceptions to title by waiver or endorsement by the Title Insurer. If Seller fails to remove any such exceptions to title as aforesaid, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions to title (in which event, all such exceptions to title shall be deemed "Permitted Exceptions").

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     4.   CLOSING

          A. Closing Date. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 10 a.m. (Chicago, Illinois time) on the seventy-fifth
(75th) day after the date of this Agreement at the Chicago, Illinois office of counsel for Seller, Rosenberg & Liebentritt, P.C., or at such other time and place as Seller and Purchaser shall agree in writing. The "Closing Date" shall be the date of Closing. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

          B.   Closing Documents.

               (i) Seller. At Closing, Seller shall deliver to Purchaser the following:

                   (a) a special warranty deed (the "Deed"), subject to Permitted Exceptions, and in form acceptable to the Title Insurer;

                   (b) a "special" or "limited" warranty bill of sale (the "Bill of Sale") sufficient to transfer to Purchaser title to the Personal Property in its "as is, where is" condition and expressly disclaiming any warranties other than as to title as aforesaid;

                   (c) a letter advising tenants under the Leases of the change in ownership of the Property, that all Security Deposits and Security Deposit Interest transferred to Purchaser at Closing (either by way of a credit against the Purchase Price or, in the case of Security Deposits in the form of a letter of credit or held in a segregated bank account, by way of assignment to Purchaser at Closing) are held by and are the responsibility of Purchaser and directing the tenants to pay all payments of rent during the period from and after the Closing Date to Purchaser;

                   (d) four (4) counterparts of an assignment and assumption of the Leases, Security Deposits and Security Deposit Interest in the form of Exhibit G attached hereto (the "Lease Assignment"), executed by Seller;

                   (e) four (4) counterparts of an assignment and assumption of: (1) those "Terminable Service Contracts" (as defined in Section 11(M) below) that Purchaser does not elect be canceled in accordance with Section 11(M) below, and (2) all "Required Service Contracts" (as defined in Section 11(M) below), such assignment and assumption to be in the form of Exhibit H attached hereto (the "Service Contract Assignment"), executed by Seller;

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                    (f)  an affidavit stating, under penalty of perjury,
                         Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of
                         Section 1445 of the Internal Revenue Code;

                    (g) four (4) counterparts of a closing statement (the "Closing Statement") to be executed by Seller and Purchaser, containing the "Closing Delinquency Schedule" (as defined below) and setting forth the prorations and adjustments to the Purchase Price as required by Section 4(C) below, executed by Seller;

                    (h) all executed "Estoppel Certificates" (as hereinafter defined) received by Seller as of the Closing Date;

                    (i) four (4) counterparts of an assignment and assumption of the "Sewer Easement Agreement" (as defined in Section 11(R) below), the "Sewer Escrow Agreement" (as defined in Section 11(R) below) and all of the other documents set forth in items 9 through 20 on attached Exhibit B, in the form of Exhibit M attached hereto (the "Assignment and Assumption of Title Documents"), executed by Seller; and

                    (j) three (3) counterparts of the "Escrow Assumption Letter" (as defined in Section 11(R) below), executed on behalf of Seller and "R&L" (as defined in Section 11(R) below).

               (ii) Purchaser. Purchaser shall deliver or cause to be
                    delivered to Seller at Closing:

                    (a)  the funds required pursuant to Section 2(B) above;

                    (b) four (4) counterparts of the Lease Assignment, executed by Purchaser;

                    (c) four (4) counterparts of the Service Contract Assignment, executed by Purchaser;

                    (d) four (4) counterparts of the Closing Statement, executed by Purchaser;

                    (e) copies of any executed Estoppel Certificates received by Purchaser as of the Closing Date;

                    (f) four (4) counterparts of the Assignment and Assumption of Title Documents, executed by Purchaser;

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                    (g)  if required under Section 11(R) below, the "Substitute
                         Deed of Dedication" (as defined in Section 11(R) below); and

                    (h) three (3) counterparts of the Escrow Assumption Letter, executed on behalf of Purchaser.

               C.   Closing Prorations and Adjustments.

               (i) The following items are to be prorated or adjusted (as appropriate) as of the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day prior to the Closing Date and Purchaser shall be deemed the owner of the Property as of the Closing Date:

                    (a) real estate and personal property taxes and assessments (initially on the basis of the most recent ascertainable tax bill if the current bill is not then available and, in all events, subject to reproration as described in Section 4(C)(iv) below);

                    (b) water and sewer use charges, if any (initially on the basis of the most recent periods for which the same have been billed if the bill with respect to the period through Closing is not then available and subject to reproration as described in Section 4(C)(iii) below);

                    (c) the "minimum" or "base" rent payable by tenants under the Leases ("Base Rent"); provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule (the "Closing Delinquency Schedule") of all such past due but uncollected rent and other sums owed by tenants (the "Past Due Rents"). Purchaser shall include the amount of the Past Due Rents in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for twelve
                         (12) months thereafter. Purchaser shall promptly remit to Seller any such Past Due Rents paid by tenants set forth on the Closing Delinquency Schedule, but only if a deficiency in the then current rent is not thereby created. To the extent not set forth on the Closing Delinquency Schedule, overage rent and reimbursement of real estate taxes payable, common area maintenance, utility charges, water and sewer charges, insurance and all other charges

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                         to or contributions by tenants under the Leases other
                         than Base Rent (collectively, the "Operating Expense Reimbursements") shall be prorated as follows: the amount of any Base Rents and Operating Expense Reimbursements to be paid by any tenant shall be paid in accordance with such tenant's Lease as now existing (Purchaser hereby covenanting and agreeing not to modify the Leases after Closing to change the date and/or method for payment of such amounts until after the occurrence of the reprorations described in Sections 4(C)(iii) and 4(C)(iv) below) and Purchaser shall, after Closing, promptly pay to Seller a prorata portion of such Operating Expense Reimbursement, based upon apportionment being made as of the Closing Date, promptly after the date when such Operating Expense Reimbursement is received from the tenant;

                    (d) with respect to tenant improvement costs and/or allowances or leasing commissions relating to (1) "New Leases" (as hereinafter defined) executed after the date of this Agreement and prior to the end of the "Review Period" (as hereinafter defined), and (2) New Leases executed during the period between the expiration of the Review Period and Closing with the consent of Purchaser granted (or deemed to be granted) in accordance with Section 11(L) below, Seller and Purchaser agree that such costs, allowances and commissions shall be prorated over the term of any such New Lease with Seller being responsible for a portion of such costs, allowances and commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of the particular New Lease and, in the event that Seller has paid such costs, allowances and/or commissions prior to Closing, Purchaser shall reimburse Seller at Closing for a prorata portion of the amount of any such costs, allowances and/or commissions paid by Seller, based on the above-described proration.

                    (e) the amount of the Security Deposits and Security Deposit Interest held by Seller as of the Closing Date, if any, with Purchaser receiving a credit at Closing against the Purchase Price in the amount of the Security Deposits and Security Deposit Interest held by Seller as of the Closing Date, if any;

                    (f)  to the extent not included in the amounts prorated in
                         Section 4(C)(i)(b) above, water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the

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                         extent possible, utility prorations
                         will be handled by meter readings on the day immediately preceding the Closing Date);

                    (g)  amounts due and prepayments under the Service
                         Contracts;

                    (h)  assignable license and permit fees; and

                    (i)  other similar items of income and
                         expenses of operation.

             (ii) Notwithstanding any other provision of this Section 4(C), Seller shall in all events be entitled to retain Operating Expense Reimbursements paid by tenants for real estate taxes and assessments, common area maintenance expenses, utility charges, water and sewer charges, insurance and all other costs and expenses charged to tenants under the Leases as of the Closing to the extent not in excess of such taxes, assessments, charges and expenses paid by Seller (whether by direct payment of such amounts in cash by Seller or by credit given by Seller to Purchaser at Closing) for the period prior to the Closing Date.

             (iii) As soon as practical after Closing, but in no event later than March 31, 1997, Seller and Purchaser shall, with respect to any amounts prorated or adjusted at Closing pursuant to Section 4(C)(i) above based on estimates or formulae, as applicable (other than real estate and personal property taxes and assessments, which shall be reprorated in accordance with Section 4(C)(iv) below), jointly determine and reapportion such amounts in accordance with Section 4(C)(i) above upon determination of the actual costs or expenses with respect thereto. In the event that the amount credited to Purchaser by Seller at Closing exceeds the amount of the credit that Purchaser should have received had such actual amounts been available at Closing, Purchaser shall promptly remit such excess amount to Seller. In the event that: (1) the amount credited to Seller by Purchaser at Closing exceeds the amount of the credit that Seller should have received at Closing had such actual amounts been available at Closing; and/or (2) the amount of the Operating Expense Reimbursements with respect to such amounts retained by Seller at Closing exceed the amount of the Operating Expense Reimbursements that Seller should have retained at Closing had such actual amounts been available at Closing, Seller shall promptly remit such excess amounts to Purchaser and, in the event that any portion of such excess amounts are refundable to tenants under any of the Leases, Purchaser shall be thereafter obligated to promptly remit such portion to the particular tenants in question (and Purchaser shall indemnify, defend and hold Seller, its partners, and their respective directors, officers, employees

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                    and agents, and each of them, harmless from and against any losses, claims, damages and liabilities [including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith] arising out of or resulting from Purchaser's failure to remit such amounts to the tenants in accordance with this Section 4(C)(iii) and Section 4(C)(iv) below).

               (iv) Seller is currently seeking a reduction of the assessed value of the Property for real estate tax purposes with respect to all tax years commencing in 1993 through 1996 and a corresponding reduction in real estate taxes payable with respect to all tax years commencing in 1993 through 1996. Purchaser and Seller hereby agree that: (1) Seller shall, after Closing, maintain control of the real estate tax appeal and reduction process with respect to all tax years commencing in 1993 through 1996 and shall have the right to engage counsel, consultants, expert witnesses and appraisers as Seller shall reasonably determine to be necessary to such appeal and Purchaser shall cooperate (and cause its counsel to cooperate) with Seller with respect to such process; (2) Seller shall be responsible for the cost of any counsel, consultant, expert witness or appraiser employed by Seller to obtain any reduction of real estate taxes for tax years commencing in 1993 through 1995; (3) Purchaser and Seller shall each be responsible for a portion of the cost of any counsel, consultant, expert witness or appraiser employed by Seller to obtain any reduction of real estate taxes for tax years commencing in 1996, with apportionment being made based on their respective periods of ownership; and (4) Seller and Purchaser shall reprorate real estate and personal property taxes (which were approximated at Closing pursuant to Section 4(C)(i)(a) above based on the most recent ascertainable tax bills) and the Operating Expense Reimbursements received from tenants with respect to such taxes upon issuance of the final real estate and personal property tax bills for the tax years in which the Closing occurs. If, after the reproration described in item (4) of this Section 4(C)(iv), the amount credited to Purchaser by Seller at Closing exceeds the amount of the credit that Purchaser should have received had such actual amounts been available at Closing, Purchaser shall promptly remit such excess amount to Seller. If, after the reproration described in item (4) of this Section 4(C)(iv): (x) the amount credited to Seller by Purchaser at Closing with respect to such taxes exceeds the amount of the credit that Seller should have received at Closing had such actual amounts been available at Closing; and/or (y) the amount of the Operating Expense Reimbursements with respect to such taxes retained by Seller at Closing exceed the amount of the Operating Expense Reimbursements that Seller should have retained at Closing with respect to such taxes had the actual amount of such taxes been available at Closing, Seller shall promptly remit such excess amounts to Purchaser and, in the event that any portion of such



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                    excess amounts are refundable to tenants under any of the
                    Leases, Purchaser shall be thereafter obligated to remit such portion to the particular tenants in question.

               (v)  If Seller has not received all Past Due Rents within sixty
                    (60) days after the Closing Date, Seller at its sole cost and expense, shall be entitled at any time within the twelve
                    (12) month period after such date to commence such actions or proceedings not affecting possession or enforcing landlord's liens or resulting in termination of the Lease in question as Seller shall desire to collect any such Past Due Rents, and Purchaser shall cooperate with Seller in any such action.

               (vi) For purposes of this Section 4(C), the amount of any expense credited by one party to the other shall be deemed an expense paid by that party. The terms and provisions of this Section 4(C) shall survive Closing and the delivery of the Deed.

          D.   Transaction Costs.
               -----------------

               Seller shall be responsible for and pay upon Closing one-half of the amount of the transfer taxes owed in connection with the Deed (and Seller and Purchaser shall timely execute and deliver such forms and returns as are necessary in connection therewith). Purchaser shall be responsible for and pay all other closing and transaction costs other than those costs to be paid by Seller in accordance with the preceding sentence including, without limitation,
(1) one-half of the amount of the transfer taxes owed in connection with the Deed, (2) the entire cost of the owner's title policy to be delivered to Purchaser in accordance with the provisions of the marked-up title commitment described in Section 3(A) above, (3) title insurance premiums for any endorsements requested by Purchaser, (4) the entire cost of the Survey, (5) recording charges, (6) Title Insurer's standard escrow fees, if any, (6) Title Insurer's fee, if any, to perform a "New York Style" closing in which the Title Insurer insures the "gap" period between the date of the most recent date down of the title commitment and the Closing Date and issues a marked-up title commitment at Closing, together with all other charges customarily paid by a purchaser of improved real estate in the Commonwealth of Pennsylvania, whether or not the Closing occurs. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

          E.   Possession.
               ----------

               Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

     5.   CASUALTY LOSS AND CONDEMNATION
          ------------------------------

          If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In such event, provided that either: (i) the reasonable cost to restore the Property due to such damage or destruction is greater than Five Hundred Thousand and No/100 Dollars ($500,000.00), or (ii) any portion of any of the office buildings located at the Property is taken and/or condemned, or (iii) some other taking and/or condemnation materially, adversely affects the value of the Property



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(items (ii) and (iii) are collectively referred to hereinafter as a "Material
Condemnation"), then either Seller or Purchaser shall have the option to terminate this Agreement by delivery of its written termination notice to the other within fifteen (15) days after Seller's delivery to Purchaser of its notice of a Material Condemnation or the occurrence of a casualty loss. If (a) the reasonable cost to restore the Property due to the aforementioned damage or destruction is less than or equal to Five Hundred Thousand Dollars ($500,000.00), (b) the afore-mentioned taking and/or condemnation is not a Material Condemnation, or (c) neither Seller nor Purchaser elects to terminate this Agreement pursuant to the provisions of the preceding sentence (time being of the essence with respect to any such election), then Seller and Purchaser shall consummate the transaction contemplated by this Agreement without abatement of the Purchase Price for any amounts other than any deductible amounts payable by Seller under applicable policies of insurance and Purchaser shall be entitled during the period following the "Review Period" (as hereinafter defined) and prior to Closing to approve the terms of any insurance settlement, such approval not to be unreasonably withheld or delayed, and to receive at Closing the condemnation or insurance proceeds (or an assignment of the right to such proceeds) (less any amounts applied against costs incurred or income lost by Seller as a result of such occurrence) and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If either Seller or Purchaser elects to terminate this Agreement pursuant to the provisions of this Section 5 and Purchaser is not in default under this Agreement, Seller shall promptly notify the Escrowee to return the Earnest Money and, thereafter, the Earnest Money shall be returned to Purchaser by the Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement; provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Sections 6 and 11(G) below and under the "Confidentiality Agreement" (as hereinafter defined).

     6.   BROKERAGE
          ---------

          Seller has agreed, pursuant to a separate written agreement with Penn Square Properties, Inc. ("Penn Square"), to pay upon Closing (but not otherwise) a brokerage commission to Penn Square for services rendered in connection with the sale and purchase of the Property. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of Penn Square related to Seller's agreement to pay Penn Square a commission in connection with the purchase and sale of the Property, including, without limitation, reasonable attorneys' fees and expenses incurred by Purchaser in connection with such claim. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all brokers and finders (other than a claim by Penn Square against Seller of the type described in the preceding sentence, which claim Seller shall be obligated to indemnify Purchaser against in accordance with the preceding sentence) claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, reasonable attorneys' fees and expenses incurred by the indemnified party in connection with such claim. The provisions of this Section 6 shall survive the Closing or other termination of this Agreement.

     7.   DEFAULT AND REMEDIES
          --------------------

          A. Notwithstanding anything to the contrary contained in this Agreement, if (i) Seller fails to perform in accordance with the terms of this Agreement, (ii) Purchaser is not otherwise in default hereunder, and (iii) the Closing does not occur, then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either (x) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, or (y) upon notice to Seller not less than ten (10) days after Purchaser becomes aware of such failure, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages. Purchaser's failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (x) above.

          B. If Purchaser fails to perform in accordance with the terms of this Agreement, the Earnest Money may be retained by Seller as liquidated and agreed upon damages and as Seller's sole and exclusive remedy with respect thereto; provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Section 6 above and Section 11(G) below and under the Confidentiality Agreement. If Purchaser is required to but does not deposit with the Escrowee the Additional Earnest Money as provided for in Section 2(A)(i) above, the sum of $200,000.00 shall nonetheless be recoverable by Seller from Purchaser as Earnest Money in accordance with the preceding sentence. Purchaser and Seller acknowledge and agree that (1) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (3) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (4) the Earnest Money shall be and constitute valid liquidated damages.


          C. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

     8.   CONDITION PRECEDENT - REVIEW PERIOD

          A. Subject to Section 11(G) below and the provisions of that certain letter agreement (the "Confidentiality Agreement") dated October 25, 1995 by and between Penn Square and Purchaser, Purchaser shall have forty-five (45) days after the date of this Agreement within which to inspect the Property and review the items described in Section 8(B) below (the "Review Period"). Purchaser and/or its employees shall visit the Property and commence Purchaser's "due diligence" review of the Property within five (5) days after the commencement of the Review Period, such visit to be confirmed by Seller's on-site property manager. In the event that such visit does not occur within such five (5) day period, Seller shall have the option, exercisable by written notice to Purchaser prior to the end of the Review Period, to terminate this Agreement, and, provided that Purchaser is not in default under the Confidentiality Agreement and/or this Agreement (it being acknowledged by Seller that the failure of Purchaser and/or its employees to visit the Property within five (5) days after commencement of the Review Period shall not be deemed a default of Purchaser hereunder), the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Section 6 above and Section 11(G) below and under the Confidentiality Agreement. If Purchaser determines that the Property is unsuitable for its purposes and notifies Seller of such decision within the Review Period (such notice to contain Purchaser's certification that it has elected not to purchase the Property for a reason or reasons relating to the Property) and Purchaser is not in default under this Agreement and/or the Confidentiality Agreement, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Section 6 above and Section 11(G) below and under the Confidentiality Agreement. Purchaser's failure to object within the Review Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8(A).

          B. Seller shall, within ten (10) days after the date of this Agreement, make available to Purchaser at the Property the following, to the extent in Seller's possession:

               (i)     Copies of each of the Leases;

               (ii) Copies of the most recent real estate tax statements with respect to the Property;

               (iii) Copies of the most recent sewer and water bills with respect to the Property;

               (iv)    Copies of the Service Contracts;

               (v) Copies of bills for fuel used to operate the heating and air conditioning systems controlled by Seller at the Property covering the period January 1, 1995 through the last billing period ending prior to the date of this Agreement, if any;

               (vi) Copies of bills for electricity used to operate the portion of the Property controlled by Seller covering the period January 1, 1995 through the last billing period ending prior to the date of this Agreement, if any;

               (vii) Copies of correspondence between tenants and Seller (as landlord), (except for any of such items that contain privileged information);

               (viii) Copies of 1995 billings to tenants for estimated Operating Expense Reimbursements;

               (ix)    A rent roll for the Property dated not earlier than ten
                       (10) days prior to the date of this Agreement, setting forth all tenants occupying space at the Property as of such date, the space occupied by each tenant, the monthly base rent and additional rent payable pursuant to each tenant's Lease, and the approximate square footage demised under the particular Lease;

               (x) Copies of drafts of leases that are unsigned and under negotiation;

               (xi) An accounts receivable aging report dated not earlier than ten (10) days prior to the date of this Agreement;

               (xii) Copies of any documentation filed with governmental authorities in connection with the real estate tax appeals discussed in Section 4(C)(iv) above;

               (xiii) To the extent same are located at the Property, copies of plans for the buildings located on the Property, if any; and

               (xiv) To the extent same are located at the Property, copies of any licenses or permits issued to Seller in connection with the ownership and operation of the Property.

     9.   ESTOPPEL CERTIFICATES

          A. In the event that neither Seller nor Purchaser elect to terminate this Agreement pursuant to Section 8(A) above, Seller shall, within ten (10) days after the expiration of the Review Period, send estoppel certificates (individually, an "Estoppel Certificate" and collectively, the "Estoppel Certificates") to each tenant occupying space at the Property as of the last day of the Review Period. The Estoppel Certificates shall be in the form of Exhibit E attached hereto (the "Form Tenant Estoppel Certificate").

          B. It shall be a condition precedent to Purchaser's obligation to purchase the Property pursuant to this Agreement that Seller provide to Purchaser, at Closing, Estoppel Certificates executed by tenants occupying not less than seventy percent (70%) of the net rentable square footage of space occupied by tenants at the Property as of the date of this Agreement (the "Required Tenants"). The Estoppel Certificates executed by tenants shall be in substantially the form of the Form Tenant Estoppel Certificate, except that an Estoppel Certificate executed by a tenant shall be deemed an acceptable Estoppel Certificate for purposes of this Section 9 as long as it contains the information set forth in items 1 through 7 on the Form Tenant Estoppel Certificate. Furthermore, an Estoppel Certificate shall be deemed an acceptable Estoppel Certificate for purposes of this Section 9 if it contains the qualification by the tenant of any statement as being to the best of its knowledge or as being subject to any similar qualification (the aforesaid acceptable Estoppel Certificates to be delivered are collectively referred to as the "Required Estoppel Certificates").

          C. In the event that Seller is unable to provide to Purchaser the Required Estoppel Certificates at Closing, Purchaser may either: (x) elect not to purchase the Property, in which event this Agreement shall be null and void, the Escrowee shall promptly return the Earnest Money to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations under this Agreement, provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Section 6 above and Section 11(G) below and under the Confidentiality Agreement; or (y) elect to purchase the Property notwithstanding Seller's inability to provide the Required Estoppel Certificates, in which event Seller shall not be obligated to provide any additional Estoppel Certificates to Purchaser after Closing.

          D. If any Estoppel Certificates contain statements or allegations that a default or potential default exists on the part of Seller under the Lease in question and (i) the existence or the substance of such allegations or statements were contained in the documents and materials referred to in Section 8(B) above or any other "Disclosures" (as defined in Section 11(H) below) prior to the end of the Review Period, or (ii) prior to the end of the Review Period Purchaser otherwise obtained actual knowledge of facts revealing the substance of such statements or allegations, or (iii) Seller otherwise disclosed in writing the existence or the substance of such allegations or statements prior to the end of the Review Period, then such Estoppel Certificates shall be deemed acceptable for purposes of this Section 9, notwithstanding the existence of such allegations or statements.

     10.  SELLER'S REPRESENTATIONS AND WARRANTIES

          A.   Seller represents and warrants to Purchaser the following:

               (i) As of the date of this Agreement, to the "Actual Knowledge of Seller" (as hereinafter defined), except as set forth on Exhibit I attached hereto, Seller has received no written notice from any governmental authority of any material violation of any state or federal law, rule or regulation concerning the Property or any part thereof which has not been cured prior to the date of this Agreement.

               (ii) To the Actual Knowledge of Seller, the list attached hereto as Exhibit D lists all of the maintenance, service, advertising and other like contracts and agreements with respect to the ownership and/or operation of the Property (the "Service Contracts"), the vendor under each Service Contract and the date of each Service Contract.

               (iii) Except for litigation adequately covered by insurance and except as set forth on Exhibit J attached hereto, as of the date of this Agreement, Seller has received no written notice of any pending litigation with respect to the Property which would affect the Property after Closing.

          B. When used in this Agreement, the term "Actual Knowledge of Seller" shall mean and be limited to the actual (and not constructive) current knowledge of (i) Alissa Schneider, Assistant Vice President-Asset Management of Equity Office Holdings, L.L.C., a Delaware limited liability company.

          C. The representations and warranties set forth in this Section 10 shall survive the Closing and the delivery of the Deed for a period of four (4) months from the Closing Date.

          D. Seller does not represent and warrant that any particular Service Contract will be in force or effect as of the Closing or that tenants under Leases or the parties to the Service Contracts will not be in default under their respective Leases or Service Contracts, and neither the existence of any default by any tenant under its Lease nor the default of any party under any Service Contract shall affect the obligations of Purchaser hereunder; provided, however, the foregoing shall not affect the conditions contained in Section 9 above.

          E. As and to the extent that Seller and Purchaser or its representatives review copies of the documents and materials referred to in
Section 8(B) above and any other Disclosures prior to the end of the Review Period and such documents or materials contain information inconsistent with or different from the representations and warranties set forth in Section 10(A) above, or prior to the end of the Review Period Purchaser otherwise obtains actual knowledge of facts or Seller otherwise discloses in writing to Purchaser facts that are inconsistent with or different from the representations and warranties made in Section 10(A), then as of the end of the Review Period such representations and warranties shall be deemed modified to conform them to the information set forth in such documents and materials or to such other facts.

          F. As and to the extent that (i) Purchaser obtains actual knowledge of facts, or (ii) any Estoppel Certificates or other documents with respect to Leases and/or matters addressed by Section 10(A) are received by Purchaser or received by Seller and delivered to Purchaser prior to the Closing, and the Closing occurs, then the representations and warranties in Section 10(A) shall be deemed to be modified and/or superseded by such facts, certificates and/or other documents; provided, however, the foregoing shall not affect the conditions contained in Section 9 above.

     11.  MISCELLANEOUS

          A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected or will inspect the Property and that it accepts same in its "as is" condition subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

          B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without the written consent of Seller, which consent may be withheld in the sole and absolute discretion of Seller except for an assignment of the type described in the next sentence. Purchaser shall be permitted to assign its rights and obligations under this Agreement to an entity (a "Permitted Assignee") of which Purchaser or an entity affiliated with and under common control with Purchaser is the sole general partner and, upon such an assignment such Permitted Assignee shall execute and deliver an agreement to Seller in which such Permitted Assignee assumes all of the obligations of Purchaser under this Agreement. Upon an assignment of this Agreement to a Permitted Assignee: (1) Purchaser shall not be relieved of any subsequently accruing liability under this Agreement, and (2) as used in this Agreement, the term "Purchaser" shall be deemed to include such Permitted Assignee. Seller may assign or otherwise transfer its interest under this Agreement. As used in this Agreement, the term "Seller" shall be deemed to include any assignee or other transferee of any Seller. Upon any such transfer by a Seller, such Seller shall be relieved of any subsequently accruing liability under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

          C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          D.   Time is of the essence of this Agreement.

          E. This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

          F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission, addressed as follows:

               1.   If to Seller:

                    c/o Equity Office Holdings, L.L.C.
                    Two North Riverside Plaza
                    Suite 2244
                    Chicago, Illinois  60606
                    Telephone:  (312) 466-3595
                    Facsimile:  (312) 559-5051

                    Attention:  Alissa Schneider

                    With a copy to:

                    Rosenberg & Liebentritt, P.C.
                    Suite 1515
                    Two North Riverside Plaza
                    Chicago, Illinois  60606
                    Telephone:  (312) 466-3483
                    Facsimile:  (312) 454-0335

                    Attention:  Steven E. Ehrlich, Esq.

               2.   If to Purchaser:

                    BGK Properties, Inc.
                    330 Garfield Street, Suite 200
                    Santa Fe, Mexico  87501
                    Telephone:  (505) 982-2184
                    Facsimile:  (505) 982-2515

                    Attention:  Mr. Ed Gilbert

                    With a copy to:

                    BGK Properties, Inc.
                    330 Garfield Street, Suite 200
                    Santa Fe, New Mexico  87501
                    Telephone:  (505) 982-2184
                    Facsimile:  (505) 982-2515

                    Attention:  Sam Konigsberg, Esq.

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 11(F).

          G. Purchaser's right of inspection pursuant to Section 8(A) above shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in Section 8(A) above. The provisions of this
Section 11(G) shall survive the Closing or other termination of this Agreement.

          H. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER'S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO TAKE THE PROPERTY "AS IS" WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (COLLECTIVELY, THE "DISCLOSURES") PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS OR EMPLOYEES CONCERNING THE CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES,

COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME HERETOFORE DERIVED OR TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER.

               PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, "SELLER AND ITS AFFILIATES") BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY.

          I. In any lawsuit or other proceeding initiated by Purchaser under or with respect to this Agreement, Purchaser waives any right it may have to trial by jury. In addition, Purchaser waives any right to seek rescission of the transaction provided for in this Agreement.

          J. Purchaser acknowledges that all information with respect to the Property furnished or to be furnished to Purchaser is, has been and will be so furnished on the condition that Purchaser maintain the confidentiality thereof. Accordingly, Purchaser shall, and shall cause its directors, officers and other personnel and representatives to, hold in strict confidence, and not disclose to any other party without the prior written consent of Seller and unless the Closing occurs: (i) any of the information with respect to the Property delivered to Purchaser by Seller or any of its agents, representatives or employees, or (ii) the existence of this Agreement or any term or condition thereof, or (iii) the results of any inspections or studies undertaken in connection herewith. In addition, neither Purchaser nor Purchaser's directors, officers and other personnel and representatives shall solicit offers to purchase the Property to any other party without the prior written consent of Seller and unless the Closing occurs. Notwithstanding the above, Purchaser may disclose such information to individuals or entities necessary for Purchaser to consummate the transaction contemplated herein (such as lenders, engineers, prospective management companies, environmental consultants, accountants and tax advisors) and as required by law. Purchaser shall require that any parties to whom the existence of this Agreement or any information with respect to the Property is disclosed execute a confidentiality agreement wherein the party agrees not to disclose the existence of this Agreement or information with respect to the

Property to anyone. In the event the Closing does not occur and this Agreement is terminated, Purchaser shall, upon written request by Seller, promptly return to Seller all copies of all such information without retaining any copy thereof or extract therefrom.

          K. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

          L.   Seller hereby covenants and agrees with Purchaser that:

               1. From and after the date hereof through the Closing, Seller shall deliver for Purchaser's review (a "New Lease Notice") a copy of any proposed new Lease, or any modification, amendment, restatement or renewal of any existing Lease (individually, a "New Lease" and collectively, "New Leases"). During the period between the Review Period and Closing, Purchaser shall have the right to approve or disapprove of any New Lease by responding in writing to Seller's New Lease Notice within five (5) days after Purchaser's receipt of the New Lease Notice. If Purchaser fails to approve or disapprove of such New Lease within such five (5) day period, Purchaser shall be deemed to have conclusively approved of such New Lease.

               2. All tenant improvement costs and/or allowances and leasing commissions relating to (a) New Leases entered into by Seller during the period between the date of this Agreement and the expiration of the Review Period, and (b) New Leases entered into by Seller after the Review Period which Purchaser approves (or is deemed to approve) in accordance with Section 11(L)(1) above, shall be prorated in accordance with Section 4(c)(i)(d) above.

          M. Purchaser shall be obligated to assume pursuant to the Service Contract Assignment any Service Contract that would require Seller to pay a fee, penalty or damages if terminated at or prior to Closing (collectively, the "Required Service Contracts"). In the event that there are Service Contracts that are not Required Service Contracts (individually, a "Terminable Service Contract", and collectively, the "Terminable Service Contracts"), Purchaser shall notify Seller in writing on or before the expiration of the Review Period as to which Terminable Service Contracts Purchaser shall assume at Closing pursuant to the Service Contract Assignment and, in the event that Purchaser does not notify Seller as aforesaid prior to the expiration of the Review Period, Purchaser shall be obligated to assume all Terminable Service Contracts at Closing.

          N. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Escrowee to execute at Closing, a Designation Agreement, designating Escrowee as the reporting person with respect to the transaction contemplated by this Agreement.

          O. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

          P. Seller and Purchaser acknowledge and agree that neither this Agreement nor a memorandum thereof shall be recorded against the Property.

          Q. Purchaser acknowledges and agrees that any recovery against Seller that Purchaser may be entitled to as a result of any claim, demand or cause of action that Purchaser may have against Seller with respect to this Agreement and the transactions contemplated herein shall only be recoverable against Seller to the extent of Seller's interest in the Property and the amount of the proceeds received by Seller from the sale of the Property to Purchaser.

          R. Seller is a party to that certain Easement Agreement (the "Sewer Easement Agreement") dated December 19, 1995 by and between Wolf Property, Inc., a Pennsylvania corporation ("Wolf"), and Seller, a copy of which is attached hereto as Exhibit K. As more particularly described in the Sewer Easement Agreement, Seller has, among other things, agreed to (i) grant certain easements in favor of land owned by Wolf that is adjacent to the Real Property for emergency access and the placement of sanitary sewer lines, and (ii) execute a deed of dedication in favor of Whitpain Township. Prior to the date of this Agreement, Seller authorized Wolf to record the Sewer Easement Agreement with the Office of the Montgomery County, Pennsylvania Recorder (the "Recorder"); as of the date of this Agreement, Wolf has not yet provided Seller with a copy of the recorded Sewer Easement Agreement. If the recording information for the Sewer Easement Agreement is not provided in the Title Commitment and Seller receives such recording information from Wolf after the date of this Agreement and prior to Closing, Seller shall provide such recording information to Purchaser after Seller's receipt of same.

               In connection with the Sewer Easement Agreement, Rosenberg & Liebentritt, P.C. ("R&L"), in its capacity as counsel for Seller, Lesser & Kaplin, in its capacity as counsel for Wolf, and Security Abstract of PA, Inc. ("Security"), as escrowee, have entered into a letter agreement (the "Sewer Escrow Agreement") with respect to, among other matters, the deposit, delivery and recordation of the deeds of dedication described in the Sewer Easement Agreement. A copy of the Sewer Escrow Agreement is attached hereto as Exhibit
L. As of the date of this Agreement, Security is holding in escrow (the "Sewer Escrow"), pursuant to the Sewer Escrow Agreement, the deed of dedication in favor of Whitpain Township that is referenced in Exhibit G to the Sewer Easement Agreement, executed on behalf of Seller (the "Seller Deed of Dedication"). In the event that the Seller Deed of Dedication is not recorded with the Recorder prior to the Closing, Purchaser shall execute a deed of dedication (the "Substitute Deed of Dedication") at Closing in favor of Whitpain Township identical to the Seller Deed of Dedication (except that the Substitute Deed of Dedication shall name Purchaser as "grantor" thereunder rather than Seller). At Closing, Purchaser shall assume all of Seller's obligations under the Sewer Easement Agreement and the Sewer Escrow Agreement including, without limitation, the obligation to execute and deliver the deed of dedication referenced in Exhibit G to the Sewer Easement Agreement, if required by Wolf and/or Whitpain Township, by executing the Assignment and Assumption of Title Documents in accordance with Section 4(B)(ii)(f) above. In addition, at Closing, Purchaser, Seller and R&L shall execute a letter (the "Escrow Assumption Letter") addressed to Security and Wolf, confirming that Purchaser has


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

assumed all of Seller's obligations under the Sewer Escrow Agreement and the Sewer Easement Agreement. In the event that the Seller Deed of Dedication has not been recorded with the Recorder by the Closing Date, the Escrow Assumption Letter shall deposit the Substitute Deed of Dedication into the Sewer Escrow in substitution for the Seller Deed of Dedication.

          S. In the event of a conflict between the terms and provisions of the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall control.

          T. Except as specifically provided for herein, the representations, warranties, covenants and agreements of Seller set forth in this Agreement shall not survive the Closing.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

                    SELLER:

                    SENTRY WEST JOINT VENTURE, an Illinois joint venture partnership

                    By: Blue Bell Associates, an Illinois joint venture, as managing general partner

                         By: First Capital Income Properties, Ltd. - Series XI, an Illinois limited partnership, a general partner of Blue Bell Associates

                              By:   First Capital Financial Corporation, a
                                    Florida corporation, as the general partner
                                    of First Capital Income Properties, Ltd. -
                                    Series XI

                                    By: /s/ Norman Field
                                       -----------------------------------------
                                    Name:   Norman Field
                                         ---------------------------------------
                                    Its:    Vice President
                                        ----------------------------------------

                         By: First Capital Income and Growth Fund - Series XII, an Illinois limited partnership, a general partner of Blue Bell Associates

                              By:   First Capital Financial Corporation, a
                                    Florida corporation, as the general partner
                                    of First Capital Income and Growth Fund -
                                    Series XII

                                    By: /s/ Norman Field
                                       -----------------------------------------
                                    Name:   Norman Field
                                         ---------------------------------------
                                    Its:    Vice President
                                        ----------------------------------------


                    PURCHASER:

                    BGK PROPERTIES, INC., a Delaware corporation

                    By:  /s/ Edward M. Gilbert
                       ---------------------------------------------------------
                    Name:    Edward M. Gilbert
                         -------------------------------------------------------
                    Its:     President
                        --------------------------------------------------------

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